EXHIBIT 99.1


    Itron Reports Increased Revenues and EPS for the Third Quarter

    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 16, 2003--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended Sept. 30, 2003.
    Third quarter revenues in 2003 increased 12% over third quarter 2002 to $82.1 million. On a GAAP basis, we earned 23 cents per diluted share for the quarter, compared to 27 cents in 2002. Pro forma diluted earnings per share for the third quarter were 30 cents in 2003 compared with 29 cents last year. A schedule reconciling income between GAAP and pro forma is attached to this release.
    Year-to-date, revenues of $237.0 million, reflect a 14% increase over the first nine months of 2002. Year-to-date GAAP diluted earnings per share were 56 cents compared with 45 cents in 2002. Pro forma diluted earnings per share were 88 cents for the first nine months of 2003, up from 82 cents for the first nine months of 2002.
    Comparing the quarter and year-to-date periods in 2003 with 2002, higher revenues for automatic meter reading (AMR) modules were partially offset by lower revenues for meter reading software and system installations. Additional revenue and gross margin highlights for the quarter and year-to-date periods include:

    -- We shipped 1.0 million AMR meter modules in the third quarter of 2003, 12% more than in the third quarter of 2002.
        Year-to-date AMR meter module shipments are up 10% to 3.1 million.

    -- Acquisitions since Oct. 1, 2002, contributed $5.5 million to revenues during the quarter and $13.0 million to revenues in the first nine months of 2003.

    -- Gross margin for the quarter was 48%, compared with 47% in the third quarter of last year. Year-to-date gross margin has increased to 49% in 2003 compared with 46% in 2002. The higher gross margin in 2003 results principally from higher manufacturing volumes, lower component prices and changes in product mix.

    Sales and marketing, product development and general and administrative expenses were 35% of revenues for the quarter and first nine months of 2003, compared with 33% of revenues for the 2002 periods. The increase is largely due to four acquisitions completed since March 2002, where in the near-term, spending was higher as a percentage of revenues than in our meter reading systems businesses.
    On Oct. 14, 2003, we reached a final settlement of all outstanding issues in the Benghiat patent litigation and operating expenses in the third quarter of 2003 reflect a $500,000 charge related to that settlement. The total settlement of $7.9 million was paid to Benghiat on Oct. 14, 2003.
    We had net interest expense of $764,000 for the third quarter of 2003 compared with $89,000 of net interest income in the third quarter of 2002. Interest expense in 2003 includes interest on a term loan related to the Silicon Energy acquisition in March 2003, along with amortization of related loan origination fees. Year-to-date net interest expense in 2002 results from interest on approximately $53 million in subordinated debt, which was converted to common stock during the second quarter of 2002.
    Operating cash flow for the third quarter was $7.0 million in 2003 compared with $11.1 million in 2002. Year-to-date cash flow from operations was $16.2 million in 2003 compared with $32.8 million in 2002. The primary reason for the lower cash flow in 2003 is an increase in accounts receivable due to the timing of large contract payments and customers taking slightly longer to pay in 2003. DSOs in the third quarter of 2003 were 66 compared with 58 in 2002. Year-to-date operating cash flow in 2003 is also lower due to a $4 million payment in the second quarter to a utility for a modification to a long-term contract.
    New order bookings during the quarter were $67 million, up from $41 million in the prior quarter, but down from $87 million in the third quarter last year. Third quarter bookings in 2002 included a $29 million order with one utility for an initial AMR deployment. Year-to-date, new order bookings are $168 million compared with $170 million in the first nine months of 2002.
    Total backlog, which represents the value of undelivered contractual orders, excluding annual maintenance and certain services contracts, was $169 million at Sept. 30, 2003, compared with $173 million at June 30, 2003. Twelve-month backlog represents the portion of backlog that will be earned over the next twelve months and was $69 million at Sept. 30, 2003, compared with $79 million last quarter.

    SEM Acquisition Update:

    In July 2003, we announced an agreement to acquire Schlumberger Electricity Metering, Inc. ("SEM") for a purchase price of $255 million. The acquisition combines the industry leader in automatic meter reading technology ("AMR") and meter data management solutions with the industry leader in electric metering and expands Itron's business into the North American electric meter market.
    In late August 2003, we received a second request for information from the FTC in connection with Itron and Schlumberger's filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"). We expect to have substantially complied with the request for additional information within the next 30 to 45 days, to receive HSR clearance by year-end, and anticipate a transaction close early in 2004.

    Business Outlook:

    The following statements are based on management's current expectations and do not include the impact of the acquisition of SEM, which will likely close in early 2004. That acquisition is expected to be accretive and we will provide more detail on the expected financial impact of SEM at closing. These forward-looking statements are made as of the date of this press release. Actual results may differ materially due to a number of risks and uncertainties. Itron undertakes no obligation to update publicly or revise any forward-looking statements.
    We expect revenues for 2003 to be approximately $320 million and pro forma EPS to be approximately $1.20. Pro forma results exclude restructurings, intangible asset amortization, in-process R&D, and the Benghiat litigation settlement.
    "We had several customers push out large AMR orders in the third quarter as they were dealing with effects of the hurricane and blackout," commented LeRoy Nosbaum, chairman and CEO. "This resulted in lower third quarter bookings than we expected and in our expectations for 2003 coming in at the low end of our previous guidance. However, those utilities are getting back to business and as we look to 2004, we are encouraged by our healthy pipeline of hardware and software and by improving utility industry fundamentals.
    "In addition, we have made progress on our acquisition of SEM in terms of integration planning and moving the HSR process along at the FTC and expect SEM to contribute positively to our financial performance in 2004."

    Use of Pro Forma Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include 1) the timing of the SEM acquisition closing or the failure to finalize satisfactory credit arrangements for that acquisition, 2) the rate and timing of customer demand for the Company's products, 3) rescheduling of current customer orders, 4) changes in law and regulation (including FCC licensing actions), 5) and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2002 and 2003 Form 10-Qs on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    Investor Conference Call:

    Itron will host a teleconference with institutional investors and analysts at 1:45 p.m. Pacific time (4:45 p.m. Eastern time), on Thursday, Oct. 16, 2003, to discuss financial results for the quarter. Internet users can hear a simultaneous live webcast of the teleconference at www.itron.com, "About Itron -- Investor Relations -- Investor Events." Webcast replays will begin shortly after the conclusion of the call and will be available through Nov. 30, 2003. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 800-428-6051 (Domestic) or 973-709-2089 (International), passcode 307430.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.
    Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.


                              ITRON, INC.
                      CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)                          Sept. 30, Dec. 31,
                                                       2003      2002
                                                   --------- ---------
                         ASSETS
Current assets
Cash and cash equivalents                          $ 10,549  $ 32,564
Accounts receivable, net                             61,271    57,571
Inventories                                          16,031    15,660
Deferred income taxes                                 8,989     5,927
Other                                                 4,823     2,770
                                                    --------  --------
     Total current assets                           101,663   114,492

Property, plant and equipment, net                   32,373    30,168
Equipment used in outsourcing, net                   10,713    11,589
Intangible assets, net                               26,183    18,305
Goodwill                                             88,040    44,187
Deferred income taxes, net                           33,100    24,050
Other                                                 6,687     4,455
                                                    --------  --------
     Total assets                                  $298,759  $247,246
                                                    --------  --------

          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses              $ 30,123  $ 25,526
Wages and benefits payable                           14,498    18,259
Accrued litigation                                    7,900     7,400
Current portion of debt                              17,401       691
Unearned revenue                                      8,030    11,580
                                                    --------  --------
     Total current liabilities                       77,952    63,456

Long-term debt                                       25,000         -
Project financing debt                                4,213     4,762
Warranty and other obligations                       12,757    17,427
                                                    --------  --------
     Total liabilities                              119,922    85,645

Shareholders' equity
Common stock                                        199,567   195,546
Preferred stock                                           -         -
Accumulated other comprehensive income (loss)           818      (280)
Accumulated deficit                                 (21,548)  (33,665)
                                                    --------  --------
     Total shareholders' equity                     178,837   161,601
                                                    --------  --------
     Total liabilities and shareholders' equity    $298,759  $247,246


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands,      Three Months Ended  Nine Months Ended
 except per share data)
                                    September 30,      September 30,
Revenues                           2003      2002      2003      2002
                                --------  --------  --------  --------
   Sales                       $ 70,672  $ 62,403  $204,530  $174,447
   Service                       11,407    10,654    32,458    33,124
                                --------  --------  --------  --------
   Total revenues                82,079    73,057   236,988   207,571
                                --------  --------  --------  --------
Cost of revenues
   Sales                         33,810    31,359    97,300    88,482
   Service                        8,741     7,349    23,944    23,602
                                --------  --------  --------  --------
   Total cost of revenues        42,551    38,708   121,244   112,084
                                --------  --------  --------  --------
Gross profit                     39,528    34,349   115,744    95,487

Operating expenses
   Sales and marketing            9,474     7,683    27,697    22,011
   Product development           11,278     9,963    32,895    27,858
   General and administrative     7,627     6,662    22,886    17,697
   Amortization of intangibles    2,391       642     7,044     1,552
   Restructurings                     -         -     2,208         -
   In-process research and
    development                       -         -       900     7,200
   Litigation accrual               500         -       500         -
                                --------  --------  --------  --------
   Total operating expenses      31,270    24,950    94,130    76,318
                                --------  --------  --------  --------
Operating income                  8,258     9,399    21,614    19,169
Other income (expense)
   Equity in affiliates             110        51       162        97
   Interest income                   68       339       265     1,004
   Interest expense                (832)     (250)   (2,217)   (2,252)
   Other income, net                458        10       422     1,219
                                --------  --------  --------  --------
   Total other income
    (expense)                      (196)      150    (1,368)       68
                                --------  --------  --------  --------

Income before income taxes        8,062     9,549    20,246    19,237
Income tax provision             (3,034)   (3,581)   (8,129)   (9,914)
                                --------  --------  --------  --------
Net income                     $  5,028  $  5,968  $ 12,117  $  9,323
                                --------  --------  --------  --------
Earnings per share
   Basic net income per share  $   0.25  $   0.29  $   0.60  $   0.49
                                --------  --------  --------  --------
   Diluted net income per
    share                      $   0.23  $   0.27  $   0.56  $   0.45
                                --------  --------  --------  --------
Weighted average number of
 shares outstanding
   Basic                         20,478    20,479    20,364    18,955
   Diluted                       21,880    21,728    21,699    21,247


                             ITRON, INC.
       RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS

(Unaudited, in thousands,
 except per share data)        Three Months Ended  Nine Months Ended
                                  September 30,     September 30,
PRO FORMA NET INCOME               2003      2002      2003      2002
                                --------  --------  --------  --------
GAAP basis income before income
 taxes                         $  8,062  $  9,549  $ 20,246  $ 19,237

Adjustments to net income
  Amortization of intangibles     2,391       642     7,044     1,552
  Litigation accrual                500         -       500         -
  Restructurings                      -         -     2,208         -
  In-process research and
   development                        -         -       900     7,200
                                --------  --------  --------  --------
     Total adjustments            2,891       642    10,652     8,752

Adjusted income before income
 taxes                           10,953    10,191    30,898    27,989
Income tax provision             (4,326)   (3,822)  (11,893)  (10,496)
                                --------  --------  --------  --------
Pro forma net income           $  6,627  $  6,369  $ 19,005  $ 17,493
                                --------  --------  --------  --------
PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of
 basic shares outstanding        20,478    20,479    20,364    18,955

Basic pro forma net income per
 share                         $   0.32  $   0.31  $   0.93  $   0.92
                                --------  --------  --------  --------
Diluted
Weighted average number of
 basic shares outstanding        20,478    20,479    20,364    18,955
Employee stock option shares      1,402     1,249     1,335     1,720
Convertible debt shares               -         -         -     1,390
                                --------  --------  --------  --------
Weighted average number of
 diluted shares outstanding      21,880    21,728    21,699    22,065

Pro forma net income           $  6,627  $  6,369  $ 19,005  $ 17,493
Interest on convertible debt,
 net of taxes                         -         -         -       650
                                --------  --------  --------  --------
Adjusted pro forma net income  $  6,627  $  6,369  $ 19,005  $ 18,143
                                --------  --------  --------  --------
Diluted pro forma net income
 per share                     $   0.30  $   0.29  $   0.88  $   0.82
                                --------  --------  --------  --------

                              ITRON, INC.
                          SEGMENT INFORMATION

(Unaudited, in thousands)      Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                   2003      2002      2003      2002
                                --------  --------  --------  --------
Revenues
 Electric                      $ 37,224  $ 32,985  $114,942  $100,286
 Natural Gas                     13,660    14,458    41,975    37,920
 Water and Public Power          27,631    23,685    69,921    60,347
 International                    2,963     1,929     8,929     9,018
 End User Solutions                 601         -     1,221         -
                                --------  --------  --------  --------
 Total revenues                $ 82,079  $ 73,057  $236,988  $207,571
                                --------  --------  --------  --------
Gross profit
 Electric                      $ 16,373  $ 14,741  $ 55,220  $ 46,360
 Natural Gas                      8,095     8,271    25,174    21,653
 Water and Public Power          12,410    10,279    29,774    25,290
 International                    1,160     1,020     1,908     3,691
 End User Solutions                 224         -       377         -
 Corporate                        1,266        38     3,291    (1,507)
                                --------  --------  --------  --------
 Total gross profit            $ 39,528  $ 34,349  $115,744  $ 95,487
                                --------  --------  --------  --------
Operating income (loss)
 Electric                      $ 13,513  $ 12,597  $ 46,679  $ 40,451
 Natural Gas                      7,317     7,568    22,837    19,861
 Water and Public Power          10,751     9,059    25,441    22,153
 International                     (349)     (553)   (2,774)   (1,724)
 End User Solutions                (328)        -      (968)        -
 Corporate                      (22,646)  (19,272)  (69,601)  (61,572)
                                --------  --------  --------  --------
 Total operating income        $  8,258  $  9,399  $ 21,614  $ 19,169
                                --------  --------  --------  --------

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com